Exhibit 11
                           THERMO ELECTRON CORPORATION

                        Computation of Earnings per Share


                                                     Three Months Ended
                                               -----------------------------
                                                  Sept. 27,        Sept. 28,
                                                       1997             1996
   --------------------------------------------------------------------------
   Computation of Fully Diluted Earnings
     per Share:

   Income:
     Net income                                $ 61,859,000     $ 51,242,000

     Add: Convertible debenture interest,
          net of tax                              4,946,000        5,688,000
                                               ------------     ------------
     Income applicable to common stock
       assuming full dilution (a)              $ 66,805,000     $ 56,930,000
                                               ------------     ------------
   Shares:
     Weighted average shares outstanding        150,344,554      142,791,369

     Add: Shares issuable from assumed
          conversion of convertible
          debentures                             23,735,864       30,555,401

          Shares issuable from assumed
          exercise of options (as
          determined by the application
          of the treasury stock method)           2,175,000        2,468,459
                                               ------------     ------------
     Weighted average shares outstanding,
       as adjusted (b)                          176,255,418      175,815,229
                                               ------------     ------------
   Fully Diluted Earnings per Share (a) / (b)  $        .38     $        .32
                                               ============     ============
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                                                                   Exhibit 11
                           THERMO ELECTRON CORPORATION

                        Computation of Earnings per Share


                                                     Nine Months Ended
                                               -----------------------------
                                                   Sept. 27,       Sept. 28,
                                                        1997            1996
    ------------------------------------------------------------------------
    Computation of Fully Diluted Earnings
      per Share:

    Income:
      Net income                                $170,075,000    $137,184,000

      Add: Convertible debenture interest,
           net of tax                             14,865,000      18,522,000
                                                ------------    ------------
      Income applicable to common stock
        assuming full dilution (a)              $184,940,000    $155,706,000
                                                ------------    ------------
    Shares:
      Weighted average shares outstanding        150,195,892     138,853,385

      Add: Shares issuable from assumed
           conversion of convertible
           debentures                             23,791,791      34,286,379

           Shares issuable from assumed
           exercise of options (as
           determined by the application
           of the treasury stock method)           2,175,000       2,520,701
                                                ------------    ------------
      Weighted average shares outstanding,
        as adjusted (b)                          176,162,683     175,660,465
                                                ------------    ------------

    Fully Diluted Earnings per Share (a) / (b)  $       1.05    $        .89
                                                ============    ============